IPS FUNDS
AMENDMENT NO. 4 TO DECLARATION OF TRUST
ADDING NEW SERIES TO TRUST

        WHEREAS, under Sections 4.1 and 7.3 of the IPS Funds Declaration of Trust (the “Declaration of Trust”), the Trustees have the authority from time to time to divide the class of Shares into two or more Series of Shares (including without limitation those Series specifically established and designated in Section 4.2), as they may deem appropriate or desirable, to establish and designate such Series, and to fix and determine the relative rights and preferences as between the different Series of Shares as to right of redemption and the price, terms and manner of redemption, special and relative rights as to dividends and other distributions and on liquidation, sinking or purchase fund provisions, conversion rights, and conditions under which the several Series shall have separate voting rights or no voting rights; and

        WHEREAS, the Trustees of the Trust have determined it is in the best interests of the Trust to establish and designate a new series (the “Series”) of shares of the Trust (the “Shares”); and

        WHEREAS, under Section 4.1 of the Declaration of Trust, the establishment and designation of any series of Shares is effective upon the execution by a majority of the Trust’s Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of such series or sub-series, or as otherwise provided in such instrument, each such instrument having the designation of an amendment to the Declaration of Trust;

        NOW, THEREFORE, BE IT RESOLVED, that the Trustees hereby establish and designate a new series of the Trust. The new series shall be the “IPS iFund”; and

        FURTHER RESOLVED, that the shares of IPS iFund shall have the relative rights and preferences set forth in Section 4.2 for all series and sub-series of the Trust; except that to the extent not already provided in the Declaration of Trust, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to this new series, the IPS iFund, shall ONLY be enforceable against the assets of such series; and

        FURTHER RESOLVED, that the Declaration of Trust is hereby amended by the addition of the following Section 4.2C to such Declaration of Trust:

        Section 4.2.C. Establishment and Designation of Additional Series by the Board of Trustees. The Trustees hereby establish and designate an additional Series of Shares, the “IPS iFund.” The Shares of this Series and any Shares of any further Series that may from time to time established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Sub-Series at the time of establishing and designating the same) have the relative rights and preferences set forth in Section 4.2 for all Series and Sub-Series of the Trust; except that to the extent not already provided in this Declaration of Trust, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to this new Series, the IPS iFund, shall ONLY be enforceable against the assets of such Series.

        FURTHER RESOLVED, that the amendment to the Declaration of Trust adopted hereby shall be effective immediately upon the execution of these resolutions by a majority of the Trustees of the Trust; and

        FURTHER RESOLVED, that the Trust’s Board of Trustees authorizes, empowers and directs the officers of the Trust to execute any and all agreements, instruments, certificates and other documents necessary or advisable to carry out the intent of the foregoing resolutions, including but not limited to the filing of Amendment No. 4 to the Declaration of Trust, attached hereto as Exhibit A, with the appropriate official of the State of Ohio and the books and minutes of the Trust.

            DATED AS OF: October 23, 2000.

/s/ Gregory D'Amico
Gregory D. Amico

/s/ Woodwor Henderson
Woodrow Henderson

/s/ Billy Wayne Stegall,Jr.
Billy Wayne Stegall, Jr.

/s/ Robert Loest
Robert Loest

/s/ Veenita Bisaria
Veenita Bisaria